UNITED STATES
			SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C. 20549

       				   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934.

				Commission File Number 333-21707

		   Chevy Chase Auto Receivables Trust 2001-2
	     ______________________________________________________
	     (Exact name of registrant as specified in its charter)

			c/o Chevy Chase Bank, F.S.B.
			   7501 Wisconsin Avenue
			    Bethesda, MD  20814
			     (301) 986-7000
__________________________________________________________________
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

		Class A-1 2.77313% Asset Backed Notes
		Class A-2 2.97% Asset Backed Notes
		Class A-3 3.80% Asset Backed Notes
		Class A-4 4.44% Asset Backed Notes
		Class B 5.16% Asset Backed Notes
	________________________________________________________
	(Title of each class of securities covered by this Form)

				None
___________________________________________________________________
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)
Rule 12h-3(b)(1)(i)   X
Rule 12g-4(a)(1)(ii)
Rule 12h-3(b)(1)(ii)
Rule 12g-4(a)(2)(i)
Rule 12h-3(b)(2)(i)
Rule 12g-4(a)(2)(ii)
Rule 12h-3(b)(2)(ii)
Rule 15d-6            X

Approximate number of holders of record as of the certification or notice date: 0

Pursuant to the requirements of the Securities Exchange Act of 1934 Chevy Chase Auto Receivables Trust 2001-2 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              Chevy Chase Auto Receivables Trust 2001-2

                                By:   Chevy Chase Bank F.S.B.
 				Originator of the Trust and Servicer



Date: March 15, 2006		By: /s/ Thomas E. Uglietta
					___________________
                                        Thomas E. Uglietta
                                        Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities
Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.